Exhibit 10.1
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered as of June 7, 2006 (the “Effective Date”), by and between Sun Microsystems, Inc., a Delaware corporation (“Seller”), and BioMed Realty, L.P., a Maryland limited partnership (“Buyer”).
RECITALS
     This Agreement is made with respect to the following facts and circumstances:
     A. Seller is the owner of certain real property (“Real Property”) located at 7777 Gateway Blvd., in the City of Newark, California, which is improved by ten buildings (each, a “Building” and collectively the “Buildings”), which real property is more particularly described in the legal description attached hereto as Exhibit A and made a part hereof.
     B. Buyer desires to purchase the Property (as defined below) from Seller. Buyer and Seller are entering this Agreement to set forth the terms and conditions of Seller’s sale of the Property to Buyer.
     In consideration of the mutual covenants contained herein, Seller and Buyer agree as follows:
     1. Agreement to Purchase and Sell.
          1.1 The Property. Subject to the terms and conditions hereof, Seller agrees to sell, assign and convey to Buyer, and Buyer agrees to purchase and accept from Seller, on the Closing Date (as defined below) the following (collectively, the “Property”):
               1.1.1 the land (“Land”) upon which the Real Property is located, which shall be deemed to include the interest of Seller, if any, to any and all of the following, without representation by Seller as to the extent of any interest it may have: all rights, privileges, licenses and easements appurtenant to the Land;
               1.1.2 any and all infrastructure improvements, buildings, structures and attached fixtures presently located on the Land (collectively, the “Improvements”); and
               1.1.3 the interest of Seller, if any, to any and all of the following, without representation by Seller as to the extent of any interest it may have or the nature or condition thereof: (i) permits, authorizations, entitlements and approvals issued by any governmental authority with respect to the Land and Improvements; (ii) plans, drawings, specifications, surveys, engineering reports and other technical descriptions respecting the Land and Improvements; (iii) the furniture existing and in place in the Buildings at Closing.
     2. Purchase Price; Payment.
          2.1 Purchase Price. The total purchase price for the Property (the “Purchase Price”) shall be Two Hundred Fifteen Million Dollars ($215,000,000). The Purchase Price shall be paid as set forth below.
          2.2 Initial Deposit. Within one (1) business day after the Effective Date, Buyer shall deliver into escrow with Chicago Title Company, 701 B. Street, 17th Floor, San Diego, California (“Escrow Holder” or “Title Company”), Attn: Renee Marshall, a deposit in the amount of Four Million

Dollars (US$4,000,000.00) (the “Initial Deposit”). Except as expressly provided herein, the Initial Deposit shall be non-refundable to Buyer and payable to Seller as liquidated damages in accordance with Section 12.1, but shall be applicable to the Purchase Price if the Closing (as defined below) occurs as set forth in this Agreement. The failure of Buyer to deliver the Initial Deposit to Escrow Holder in a timely fashion shall be a material default and shall entitle Seller, at Seller’s sole option, to terminate this Agreement by giving written notice to Buyer at any time until such funds are delivered by Buyer to Escrow Holder.
          2.3 Additional Deposit. On the next business day following the end of the Due Diligence Period (as defined in Section 4.2), unless this Agreement shall have been terminated as herein provided, Buyer shall deliver to Escrow Holder an additional Four Million Dollars (US$4,000,000.00) (the “Additional Deposit”). Except as expressly provided herein, the Additional Deposit shall be non-refundable to Buyer and payable to Seller as liquidated damages in accordance with Section 12.1, but shall be applicable to the Purchase Price if the Closing occurs as set forth in this Agreement. The Initial Deposit and the Additional Deposit are referred to herein collectively as the “Deposit”. The failure of Buyer to deliver the Additional Deposit in a timely fashion shall be a material default and shall entitle Seller, at Seller’s sole option, to terminate this Agreement by giving written notice to Buyer at any time until such funds are delivered by Buyer to Escrow Holder.
          2.4 Interest on Deposit. The Deposit shall be held by Escrow Holder in an interest-bearing account in accordance with the provisions of this Agreement, with interest accruing to the benefit of Buyer prior to its release to Seller. The term “Deposit” shall include any and all interest then accrued.
          2.5 Cash Balance. The balance of the Purchase Price, plus or minus prorations and other adjustments as provided in this Agreement, if any, shall be due at Closing and shall be paid by Buyer by wire transfer of immediately available funds paid to Escrow Holder by no later than 5:00 p.m. on the day prior to the Closing Date.
     3. Escrow.
          3.1 Opening of Escrow. Seller shall deliver a copy of a fully executed counterpart of this Agreement into escrow (“Escrow”) with Escrow Holder on or before three (3) business days following the Effective Date.
          3.2 Instructions to Escrow Holder. Seller and Buyer shall each be entitled to submit escrow instructions to the Escrow Holder in connection with the Closing. Seller and Buyer shall, in addition, execute such further escrow instructions as the Escrow Holder may reasonably require in connection with the Closing as long as such instructions are consistent with the provisions of this Agreement and the escrow instructions of Seller and Buyer. In the event of any conflict between the terms and conditions of this Agreement and the provisions of any escrow instructions prepared by Seller, Buyer or the Escrow Holder, the terms and conditions of this Agreement shall control.
          3.3 Closing. The purchase and sale of the Property as contemplated by this Agreement, including but not limited to the delivery of the Deed (defined below), payment of the Purchase Price and receipt thereof by Seller, and the completion of the other matters required by this Agreement to be done contemporaneously (the “Closing”) shall occur through an escrow with the Escrow Holder, and be completed by 5:00 p.m. on July 11, 2006 (the “Required Closing Date”), it being understood that if such fifteenth day falls on a Saturday, Sunday or legal holiday (recognized in Newark, California), then the Required Closing Date shall occur on the next business day. The date on which the Closing actually occurs shall be referred to as the “Closing Date”.

     4. Inspection.
          4.1 Documents. To the extent such items are in Seller’s possession, and are not either proprietary to Seller or subject to any agreement by Seller to maintain their confidentiality, Seller shall provide to Buyer, or make available for inspection at Seller’s office located at 7777 Gateway Blvd., Building 15, Newark, California, the information and documents set forth on Exhibit B attached hereto (the “Property Information”) within three (3) business days after the Effective Date. Seller has not undertaken any independent investigation as to the truth or accuracy of the information and documents to be delivered and is providing the same solely as an accommodation to Buyer. Buyer and its representatives shall hold in strict confidence all data and information obtained with respect to Seller or the Property whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Buyer may disclose such data and information (i) to the employees, lenders, investors, consultants, appraisers, accountants and attorneys of Buyer, provided that such persons agree to treat such data and information confidentially, and (ii) to the extent such data and information is generally known to the public or discoverable through a search of the public records. Further, data and information obtained by Buyer with respect to Seller or the Property may be disclosed to the extent required by applicable law including, without limitation, as a response to service of process or subpoena, and shall be further subject to disclosure in connection with any litigation between Seller and Buyer. In the event this Agreement is terminated or Buyer fails to perform hereunder, Buyer shall promptly deliver to Seller’s counsel all Property Information and any other statements, documents, schedules, exhibits and other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Deposit to Buyer, Twenty-Five Thousand Dollars ($25,000) of the Deposit shall not be returned to Buyer unless and until Buyer has fulfilled its obligation to deliver to Seller’s counsel the materials described in the preceding sentence and the Information in accordance with Section 4.2.4. The provisions of this Section shall survive Closing or any termination of this Agreement, provided that following the Closing, Buyer shall be entitled to employ all data and information with respect to the Property as reasonably required in connection with the ownership and operation of the Property.
          4.2 Due Diligence. Buyer shall have until 5:00 p.m. Pacific Time on the fifteenth (15th) day after the Effective Date (the “Due Diligence Period”) in which to examine, inspect, and investigate the Property, and, in Buyer’s sole and absolute judgment and discretion, to determine whether the same is satisfactory to Buyer. Buyer may terminate this Agreement pursuant to this Section by giving notice of termination (the “Due Diligence Termination Notice”) to Seller and Title Company on or before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period. This Agreement shall continue in full force and effect if Buyer does not give a Due Diligence Termination Notice on or before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period, and Buyer’s failure to provide such notice shall constitute Buyer’s waiver of the termination right provided in this Section. In the event Buyer elects to terminate this Agreement pursuant to this Section, then (i) promptly upon such termination, Buyer shall deliver to Seller all information, materials and data (collectively, the “Information”) that Buyer and/or its agents, employees, representatives, consultants or contractors (collectively, “Buyer’s Agents”) discover, obtain or generate in connection with or resulting from Buyer’s investigation of the Property, other than internal analyses produced by Buyer of a proprietary nature or items that are reasonably subject to attorney-client privilege, (ii) the Initial Deposit shall be released to Buyer (subject to the provisions of Section 4.1), and (iii) Buyer shall pay all title, survey and escrow charges, whereupon neither Buyer nor Seller shall have any further obligation or liability to each other, save and except for the waivers, releases, indemnity, document return and insurance obligations of Buyer that are stated to survive the termination of this Agreement (the “Surviving Obligations”).

               4.2.1 Buyer shall have access to the Property at reasonable times (subject to Seller’s prior approval of the specific time and activities to be conducted by Buyer during such access, and Seller’s security requirements) during the term of this Agreement for the purpose of conducting inspections and tests reasonably required by Buyer (collectively, the “Inspections”). At least one (1) business days prior to any entry on or Inspection of the Property, Buyer shall: (i) deliver to Seller written notice of its intention to enter the Property to conduct such Inspection and the proposed date and time of such entry (Buyer may enter only on the dates and at the times that have been approved in advance by Seller, and Seller shall have the right to have one or more of its agents or representatives accompany Buyer and Buyer’s Agents at all times while Buyer and Buyer’s Agents are on the Property); (ii) provide Seller copies of any work plans for any testing for Seller’s prior written approval, which work plan Seller may modify, limit or disapprove in its sole but reasonable discretion; and (iii) provide Seller with certificates of insurance from Buyer and from each Buyer’s Agent inspecting the Property (from an insurance carrier reasonably acceptable to Seller) evidencing the existence of (a) commercial general liability insurance, in an amount not less than $2,000,000 combined limits for any injuries, deaths or property damage sustained as a result of any one accident or occurrence, (b) worker’s compensation insurance at statutory limits, and (c) employer’s liability insurance in an amount not less than $1,000,000 for each accident, disease per employee and disease policy limit. The commercial general liability insurance shall name Seller as an additional insured. Additionally, Buyer, on behalf of Buyer and Buyer’s Agents, hereby waives any claims against the Indemnitees (defined below) for any injury to persons (except to the extent such injury is caused by Seller’s gross negligence or willful misconduct) or damage to property arising out of any Inspections, including, without limitation, any damage to the tools and equipment of Buyer or Buyer’s Agents, all of which shall be brought onto the Property at the sole risk and responsibility of Buyer and Buyer’s Agents.
               4.2.2 Buyer shall, at its sole cost and expense, comply with all applicable federal, state and local laws, rules, statutes, regulations, ordinances, or policies in conducting the Inspections. Buyer shall keep the Property free clear of any liens and shall hold harmless, protect, defend (with counsel reasonably acceptable to Seller) and indemnify Seller and its respective officers, directors, employees, contractors, agents, subsidiaries and affiliates, and its respective successors and assigns (collectively, the “Indemnitees”) and the Property, from and against any liabilities, claims, demands, causes of action, losses, costs, damages, penalties, fines, taxes, remedial actions, removal and disposal costs, investigation and remedial costs and expenses (including, without limitation, attorneys’, expert and consultant fees), whether direct or indirect, known or unknown (collectively, “Claims”) arising out of or relating to the work or activities conducted on the Property by Buyer or Buyer’s Agents, including without limitation any Claims for (i) any injuries to persons (including death) or damage to any property; provided, however, that the foregoing indemnity shall not extend to (1) any liabilities to the extent arising as a result of the mere discovery by Buyer of a pre-existing condition that has a deleterious effect on the Property, or (2) any Claims caused by Seller’s gross negligence or willful misconduct, or (ii) any mechanic’s, workers’ or other liens on the Property, by reason of or relating to the work or activities conducted on the Property by Buyer or Buyer’s Agents. In no event shall Buyer indemnify Seller for any Claims caused by Seller’s gross negligence or willful misconduct. The foregoing provisions shall not be limited in any way by any other terms of this Agreement, and shall survive the Closing or termination of this Agreement.
               4.2.3 Buyer shall, at its sole cost and expense, clean up and repair the Property in whatever manner necessary after Buyer or Buyer’s Agents’ entry thereon so that the Property shall be returned to the same condition that existed prior to Buyer’s or Buyer’s Agents’ entry thereon.
               4.2.4 Buyer shall promptly provide to Seller’s counsel a copy of all Information that Buyer or Buyer’s Agents discover, obtain or generate in connection with or resulting from their Inspections and work under this Section. All such Information shall be deemed confidential, and Buyer shall not disclose or permit Buyer’s Agents to disclose to any third party, other than Buyer’s consultants, agents and attorneys associated with the applicable investigation of the Property and other than as may be required by applicable law, the results of Buyer’s Inspection. Buyer shall, in addition, be entitled to disclose the results of Buyer’s Inspection to investors and potential lenders with respect to the Property and shall further be entitled to disclose such information as required by applicable law, including, without limitation, as required by service of process or subpoena, and in connection with any litigation between Seller and Buyer. Buyer shall indemnify, defend, protect and hold harmless the Indemnitees from and against all Claims arising out of Buyer’s breach of the foregoing obligations.
     5. Title Review.
          5.1 Delivery of Title Report and Survey. Buyer acknowledges that it has received a preliminary title report dated as of May 18, 2006 (the “Title Report”) issued by the Title Company with respect to the Property and an ALTA survey of the Property dated June 5, 1997 (the “Existing Survey”). Seller shall use reasonable and good faith efforts to obtain, at Buyer’s expense, and deliver to Buyer by June 26, 2006, an update to the Existing Survey (the “Updated Survey” and, together with the Existing Survey, the “Survey”).
          5.2 Title Due Diligence.
               5.2.1 Buyer shall review title to the Property as disclosed by the Title Report and the Survey. Buyer shall have from the Effective Date until 5:00 p.m. Pacific Time on the last day of the Due Diligence Period to determine, in its sole and absolute discretion, whether the condition of title to the Property is acceptable to Buyer, including whether Buyer is satisfied that a title policy in form acceptable to Buyer will be available upon Closing, subject to the provisions set forth below in Section 5.2.2. If the condition of title is not acceptable to Buyer, Buyer may terminate this Agreement pursuant to this Section by giving notice of termination (the “Title Due Diligence Termination Notice”) to Seller and Title Company on or before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period. This Agreement shall continue in full force and effect if Buyer does not give a Title Due Diligence Termination Notice on or before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period, and Buyer’s failure to provide such notice shall constitute Buyer’s waiver of the termination right provided in this Section. In the event Buyer elects to terminate this Agreement pursuant to this Section, then this Agreement shall be terminated upon all of the terms and conditions applicable to a termination hereof by Buyer pursuant to the termination right set forth in Section 4.2, including the withhold of the portion of the Deposit as therein provided pending return of the Information.
               5.2.2 On or prior to the Closing, Seller shall deliver to the Title Company such instructions and assurances as may customarily be required in order for the Title Company to issue upon Closing a policy of title insurance for the Property without exception for any monetary liens (including, without limitation, mechanic’s and materialmen’s liens or claims thereof) affecting the Property that Seller has created or expressly permitted to exist (that were not caused by Buyer or any of Buyer’s Agents), other than current non-delinquent taxes or assessments (“Monetary Liens”). After the expiration of the Due Diligence Period, but prior to the Closing, Buyer may notify Seller in writing (a “Subsequent Title Defects Notice”) of (i) any title exceptions to which Buyer may object that have arisen by reason of rights granted or instruments recorded by Seller after the date which is three (3) business days before the end of the Due Diligence Period, other than as authorized or permitted by this Agreement or made with Buyer’s consent, or (ii) any exception arising from a matter shown on the Updated Survey, and not appearing on the Existing Survey, to which Buyer may object. If Buyer gives a Subsequent Title Defects Notice to Seller, Seller shall have five (5) business days after receipt thereof to notify Buyer that (a) Seller will endeavor to remove such exceptions from title on or before the Closing (provided that if Seller is unable to do so, Seller shall give notice thereof to Buyer and Buyer may elect to proceed or terminate as provided below), provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond thirty (30) days; or (b) Seller elects not to cause such exceptions to be removed. If Seller fails to give such notice timely to Buyer, Seller shall have been deemed to have given notice to Buyer under clause (b). The procurement by Seller of a commitment of the Title Company to issue a title policy or an endorsement thereto insuring Buyer against any such exceptions shall be deemed a removal of such exceptions by Seller. If Seller gives or is deemed to have given notice under clause (b) above, Buyer shall have two (2) business days from the date on which such notice to Buyer is given in which to notify Seller that Buyer will nevertheless proceed with the purchase and take title to the Property subject to such exceptions or that Buyer will terminate this Agreement. If Buyer fails to give such notice in a timely fashion, Buyer shall be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions. If this Agreement is terminated pursuant to the foregoing provisions of this Section, then this Agreement shall be terminated in the same manner, and upon the same terms and conditions, as if Buyer had given a Title Due Diligence Termination Notice under Section 5.2.1.
     6. Conditions to Closing.
          6.1 Seller’s Conditions. The obligation of Seller to sell and convey the Property pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent, which conditions are for the benefit of Seller only and the satisfaction of which may be waived only in writing by Seller:
               6.1.1 Buyer’s Deliveries. Delivery and execution by Buyer of all monies, items and instruments required to be delivered by Buyer pursuant to this Agreement;
               6.1.2 Buyer’s Representations. Buyer’s warranties and representations set forth herein shall be true and correct in all material respects as of the Closing Date;
               6.1.3 Buyer’s Performance. Buyer shall have performed each and every agreement to be performed by Buyer pursuant to this Agreement; and
               6.1.4 Bankruptcy. No proceeding shall have been commenced against Buyer under the federal Bankruptcy Code or any state law for relief of debtors.
          6.2 Buyer’s Conditions. The obligation of Buyer to acquire the Property pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent which conditions are for the benefit of Buyer only and the satisfaction of which may be waived only in writing by Buyer:
               6.2.1 Seller’s Deliveries. Delivery and execution by Seller of all instruments and other items required to be delivered by Seller pursuant to this Agreement;
               6.2.2 Seller’s Representations. Seller’s warranties and representations set forth herein shall be true and correct in all material respects as of the Closing Date;
               6.2.3 Seller’s Performance. Seller shall have performed each and every agreement to be performed by Seller pursuant to this Agreement; and
               6.2.4 Bankruptcy. No proceeding shall have been commenced against Seller under the federal Bankruptcy Code or any state law for relief of debtors.

          6.3 Failure of Conditions. If any of the conditions set forth in Sections 6.1 or 6.2 are not timely satisfied for any reason other than the default of the party responsible for the satisfaction thereof, or are not waived by the party for whose benefit the condition exists, then the party for whose benefit the condition exists may, in its sole discretion, either delay the Closing until the condition is satisfied by up to (but not in excess of) thirty (30) additional days (after which time this Agreement shall automatically terminate if the condition is not satisfied or waived by the end of this 30-day period), or terminate this Agreement by giving written notice thereof to the other party. In the event of a termination under this Section, Buyer shall pay all title, survey and escrow charges, Buyer shall deliver the Information to Seller, the Title Company shall promptly pay the Deposit to Buyer, and neither Buyer nor Seller shall have any further obligation or liability to each other, save and except for the Surviving Obligations.
          6.4 Satisfaction of Conditions. The occurrence of the Closing shall constitute satisfaction of conditions set forth in Sections 6.1 and 6.2 not otherwise specifically satisfied or waived by Buyer or Seller.
     7. Deliveries Into Escrow.
          7.1 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following documents duly executed and acknowledged where appropriate:
               7.1.1 Deed. A grant deed (the “Deed”) in the form attached hereto as Exhibit C conveying the Property to Buyer as provided in this Agreement;
               7.1.2 FIRPTA. A certificate of non-foreign status to confirm that Buyer is not required to withhold part of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended;
               7.1.3 Form 597-W. Franchise Tax Board Form (597-W);
               7.1.4 Bill of Sale and Blanket Transfer, Assignment and Assumption. A Bill of Sale and Blanket Transfer, Assignment and Assumption (“Bill of Sale”) in the form attached hereto as Exhibit D;
               7.1.5 Leases. A Lease of each of the Buildings (each, a “Lease” and collectively the “Leases”), each in the form attached hereto as Exhibit E, duly executed by Seller or its designee; provided, however, the parties shall complete all blanks in the form (including, without limitation, the property address and the building area), and the Commencement Date of each Lease shall be the date of the Closing hereunder;
               7.1.6 Owner’s Declaration. A declaration of Seller in the form attached hereto as Exhibit F, duly executed by Seller for delivery to the Title Company;
               7.1.7 Seller’s Authority. Such proof of Seller’s authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by the Title Company; and
               7.1.8 Other Documents. Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

          7.2 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following funds and documents duly executed and acknowledged where appropriate:
               7.2.1 Cash. The remaining portion of the Purchase Price and such additional sums as are necessary to pay the Buyer’s share of closing costs, prorations and any fees, as more particularly set forth in Section 8 below;
               7.2.2 Bill of Sale. The Bill of Sale in the form attached hereto as Exhibit D;
               7.2.3 Leases. A Lease of each of the Buildings in the form attached hereto as Exhibit E, duly executed by Buyer;
               7.2.4 Buyer’s Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and consummate the transaction contemplated by this Agreement, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by the Title Company or Seller; and
               7.2.5 Other Documents. Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.
     8. Prorations, Closing Costs, Credits.
          8.1 Prorations.
               8.1.1 Taxes and Assessments. All nondelinquent real estate taxes on the Property shall be prorated based on the actual current tax bill as of 12:01 a.m. on the Closing Date with Seller responsible for all such taxes attributable to the period prior to such date and time and Buyer responsible for all such taxes attributable to the period following such date and time. If after the Closing, supplemental real estate taxes are assessed against the Property by reason of any event occurring prior to the Closing Date, Buyer and Seller shall adjust the proration of the real estate taxes following the Closing. Any current installments with respect to assessments on the Property shall be prorated through Escrow as of 12:01 a.m. on the Closing Date and Seller shall have no obligation to pay any amount with respect to any such assessments other than the prorated current installment. Any refund following the Closing in connection with real estate or personal property taxes relating to the Property attributable to the period prior to the Closing Date shall be paid to Seller.
               8.1.2 Calculation of Prorations. All prorations shall be made on the basis of the actual number of days of the month which have elapsed as of 12:01 a.m. on the Closing Date.
               8.1.3 Proforma Closing Statement. Buyer and Seller shall reasonably cooperate to produce at least three (3) business days prior to the Closing Date, a schedule of prorations in accordance with the provisions of this Agreement which is as complete and accurate as is then reasonably possible. All prorations which can be reasonably estimated as of the Closing Date shall be made on the Closing Date. All other prorations and any adjustments to the initial estimated prorations, shall be made by Buyer and Seller within thirty (30) days following the Closing or such later time as may be reasonably required, in the exercise of due diligence to obtain the necessary information. Any net credit due one party from the other as the result of such post-Closing prorations and adjustments shall be paid to the other in cash immediately upon the parties’ written agreement to a final schedule of post-Closing adjustments and prorations.

          8.2 Closing Costs.
               8.2.1 Seller’s Costs. Seller shall pay (i) Alameda County documentary transfer taxes, (ii) the share of any city documentary transfer taxes allocated to a seller under local custom, and (iii) all of its recording fees.
               8.2.2 Buyer’s Costs. Buyer shall pay (i) the Title Company’s escrow fee, (ii) all title insurance premiums for the Title Policy, (iii) the share of any city documentary transfer taxes allocated to a purchaser under local custom, (iv) all of its recording fees, and (v) the cost of the Survey.
          8.3 Other Expenses. Buyer and Seller shall each pay all legal and professional fees and fees of other consultants incurred by Buyer and Seller, respectively. All other closing charges shall be paid by Buyer and Seller in accordance with the custom prevailing in Alameda County at the Closing.
     9. Seller’s Representations and Warranties. Seller hereby makes the following representations and warranties, each of which shall be continuing and shall survive the Closing for a period of six (6) months after the Closing (the “Survival Period”). Any claim based on any of the following representations and warranties must be filed, if at all, before the end of the Survival Period. Whenever a representation or warranty is being made “to Seller’s knowledge,” such qualification indicates that the warranty is being made to the current actual knowledge of Charles Barry, who is Senior Director, Workplace Resources of Seller, without any implied, imputed or constructive knowledge and without any independent investigation having been made or any implied duty to investigate. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing. Seller shall have no liability to Buyer for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the Survival Period and any court action or other legal proceeding shall have been commenced by Buyer against Seller within twelve (12) months after Closing. Buyer agrees to first seek recovery under any insurance policies prior to seeking recovery from Seller. Except as expressly set forth in this Agreement, Seller has not made any warranty or representation, express or implied, written or oral, concerning the Property.
          9.1 Notices of Violation. Except to such extent as may be disclosed in the Property Information, or disclosed to Buyer through any Inspections of the Property or otherwise, to Seller’s knowledge, Seller has not received any notice from any governmental authority that any condition at the Land or Improvements violates any material provision of applicable building codes, zoning or land use laws, other local, state or federal laws and regulations, or restrictive easements or covenants affecting the Property.
          9.2 Authority and Execution. Seller has been duly organized and is validly existing as Sun Microsystems, Inc., a Delaware corporate, in good standing in the State of Delaware and California. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed.
          9.3 Pending Action. To Seller’s knowledge, Seller has not received any written notice of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Property.

          9.4 Possession. Except to such extent as may be disclosed in the Property Information, or disclosed to Buyer through any Inspections of the Property or otherwise, to Seller’s knowledge, there are no parties in possession or occupancy of any of the Property or any parts thereof other than Seller, nor are there any parties who have any possessory rights with respect to any of the Property or any part thereof other than Seller.
          9.5 Condemnation. To Seller’s knowledge, there is no existing or pending condemnation or taking by eminent domain of any part of the Property.
          9.6 Litigation. To Seller’s knowledge, except to such extent as may be disclosed in the Property Information, Seller has not received written notice of any litigation which has been filed against Seller that arises out of the ownership of the Property and would materially affect the Property or use thereof, or Seller’s ability to perform hereunder. Except to such extent as may be disclosed in the Property Information, Seller has no knowledge of any threatened litigation relating to the Property.
          9.7 Environmental Matters. Except to such extent as may be disclosed in the Property Information, or disclosed to Buyer through any Inspections of the Property or otherwise, to Seller’s knowledge, Seller has received no written notification that any governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property which have not been remedied.
     10. Buyer’s Representations and Warranties. Buyer hereby makes the following representations and warranties, each of which shall survive the Close of Escrow and shall not be limited by any time period, except any applicable statute of limitations under California law:
          10.1 Authority to Execute; Organization. Buyer has been duly organized and is validly existing as BioMed Realty, L.P., a Maryland limited partnership, in good standing in the States of Maryland and California. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed.
          10.2 [Intentionally omitted].
          10.3 No Encumbrance. Prior to Closing, Buyer shall neither encumber nor cause any liens to be created against the Property in any way, nor shall Buyer, at any time, record this Agreement or a memorandum thereof.
          10.4 Principal; Financial Resources. Buyer is acting as a principal in connection with the transaction as contemplated by this Agreement and presently possesses, and will possess as of the Closing, the financial resources to timely consummate the purchase and sale transaction contemplated by this Agreement.
          10.5 No Reliance on Documents. All materials, data and Property Information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Neither Seller, nor any affiliate of Seller, nor the person or entity that prepared any report or reports delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such reports.

          10.6 Buyer’s Investigation. (i) Except for the express representations and warranties of Seller set forth herein, there are no representations or warranties of any kind whatsoever, express or implied, made by Seller in connection with this Agreement, the purchase of the Property by Buyer, the physical condition of the Property, whether the Property complies with applicable laws, or whether the Property is appropriate for Buyer’s intended use; (ii) On or prior to the end of the Due Diligence Period, Buyer will have (or will have chosen not to have) fully investigated the Property and all matters pertaining thereto; (iii) Except for the express representations and warranties of Seller set forth herein, Buyer is not relying on any statement or representation of Seller, its agents or its representatives; (iv) Buyer, in entering into this Agreement and in completing its purchase of the Property, is relying entirely on its own investigation of the Property; (v) On or prior to the end of the Due Diligence Period, Buyer will be aware (or chosen not to be aware) of all zoning regulations, other governmental requirements, site and physical conditions, and other matters affecting the use and condition of the Property; (vi) Except for the express representations and warranties of Seller set forth herein, Buyer’s decision, on or prior to the end of the Due Diligence Period, of whether to purchase the Property on the terms and conditions hereof shall be made in reliance on Buyer’s review, inspection and investigation of the Property and of materials, documents, information and studies relating to the Property (including, without limitation, Buyer’s Inspections); (vii) Except for the express representations and warranties of Seller set forth herein, Buyer shall purchase the Property in its “AS IS” condition WITH ALL FAULTS as of the date of the Closing and waives and releases all Claims against Seller as a result of the condition or status of the Property; and (viii) Upon Closing, Buyer shall assume the risk that adverse matters, including but not limited to, defects and adverse physical and environmental conditions, may not have been revealed by Buyer’s investigations, and Buyer, upon Closing (except with respect to the express representations, warranties and covenants of Seller set forth in this Agreement), shall be deemed to have waived, relinquished and released the Indemnitees from and against any and all Claims that Buyer might have asserted or alleged against the Indemnitees at any time by reason of or arising out of any latent or patent defects or physical conditions, violations of any applicable laws and any and all other acts, omissions, events, circumstances or matters regarding the Property. Buyer hereby waives the provisions of California Civil Code section 1542 which provides that:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     By initialing below, Buyer hereby waives the provisions of Section 1542 solely in connection with the matters which are the subject of the foregoing waiver and release:
                    Buyer’s Initials:
     11. Indemnification. In addition to Buyer’s other indemnity obligations under this Agreement, Buyer agrees to indemnify, protect, defend and hold harmless the Indemnitees of and from any Claims (i) arising from any Inspections or other due diligence activities of Buyer relating to the Property, excluding any Claims to the extent arising as a result of the mere discovery by Buyer of a pre-existing condition that has a deleterious effect on the Property or caused by Seller’s gross negligence or willful misconduct; (ii) arising from any act or omission of Buyer, its agents, employees or contractors occurring on or after the Closing and that is not due to any negligence or willful misconduct of Seller or Seller’s breach of the Leases; or (iii) arising from any breach by Buyer of any obligation of Buyer in connection with the Property that by this Agreement, or any closing delivery, specifically becomes the obligation of Buyer. The foregoing provisions shall survive the Closing or termination of this Agreement.
     12. Remedies.

          12.1 Liquidated Damages. FROM AND AFTER THE EFFECTIVE DATE, IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO A DEFAULT OF BUYER, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT OF THE DEPOSIT) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION BELOW, THE PARTIES ACKNOWLEDGE THAT THE NONREFUNDABLE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY IN LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR DUE TO THE DEFAULT OF BUYER AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER ARISING FROM SUCH FAILURE OF THE SALE TO CLOSE. SUCH RECOVERY OF THE DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR PROVISION. IN ADDITION, BUYER SHALL PAY ALL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO (A) THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT, OR (B) THIRD PARTY CLAIMS. BY THEIR SEPARATELY EXECUTING THIS SECTION BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT SAID AMOUNT IS PRESENTLY A REASONABLE SUM CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED, AND THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY AND EXTREMELY DIFFICULT OR IMPRACTICABLE.

Seller’s initials	Buyer’s initials
          12.2 Seller’s Default. If Seller shall fail to convey the Property to Buyer in accordance with the provisions of this Agreement, and such failure constitutes a default by Seller hereunder, Buyer’s sole and exclusive remedies shall be either to (i) sue for specific performance in connection with the acquisition of the Property, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder, or (ii) terminate this Agreement and obtain a refund of the Deposit and reimbursement from Seller for Buyer’s documented and reasonable out-of-pocket costs incurred in connection with the negotiation of this Agreement, Buyer’s diligence with respect to the Property, and Buyer’s actions in furtherance of the transactions contemplated by this Agreement up to (but not in excess of) One Hundred Thousand Dollars ($100,000.00), which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all liability hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which the Required Closing Date was to have occurred. Except for, and in consideration of, the foregoing right of Buyer to sue for specific performance, or alternatively, to obtain a refund of the Deposit and reimbursement of Buyer’s documented and reasonable out-of-pocket expenses incurred in performing its inspections, investigations and other due diligence review of the Property, Buyer hereby waives any other remedies available at law or in equity. Buyer expressly waives its rights to seek damages if the Closing does not occur in the event of Seller’s default hereunder.
                    Buyer’s Initials:
          12.3 Limitations on Seller’s Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT WILL SELLER OR ANY OTHER INDEMNITEE BE LIABLE TO BUYER IN CONTRACT, TORT OR OTHERWISE WITH RESPECT TO ANY CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY CLOSING DOCUMENT OTHER THAN ANY INTENTIONAL OR FRAUDULENT MISREPRESENTATION BY SELLER. IN ADDITION, IN NO EVENT WILL SELLER OR ANY OTHER INDEMNITEE BE LIABLE TO BUYER UNLESS AND UNTIL THE AGGREGATE AMOUNT OF DAMAGES FOR WHICH SELLER IS OBLIGATED TO BUYER PURSUANT TO THIS AGREEMENT EXCEEDS THE SUM OF ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (THE “BASE AMOUNT”) WHEREUPON SELLER SHALL BE LIABLE FOR ALL SUCH DAMAGES, INCLUDING THE BASE AMOUNT, BUT IN NO EVENT WILL SELLER BE LIABLE TO BUYER FOR ANY DAMAGES TO THE BUYER IN EXCESS OF THE SUM OF ONE MILLION DOLLARS ($1,000,000.00).
                    Buyer’s Initials:
          12.4 Waiver. Buyer hereby acknowledges that it has read and is familiar with the provisions of California Civil Code Section 1542, which is set forth below: By initialing below, Buyer hereby waives the provisions of Section 1542 solely in connection with the matters which are the subject of the foregoing waivers and releases:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
                    Buyer’s Initials:
          12.5 Survival. All of the foregoing waivers and releases by Buyer set forth in this Section shall survive any termination of this Agreement.
     13. Casualty; Condemnation.
          13.1 Casualty. If, prior to the Closing, any part of the Improvements is damaged or destroyed by earthquake, flood, fire or other casualty, Seller shall promptly notify Buyer in writing of such casualty loss. If the damage caused by such casualty is estimated to cost more than Seven Million Five Hundred Dollars ($7,500,000.00) in the aggregate to repair (as verified by contractor(s) and/or vendor(s) selected by Seller and reasonably acceptable to Buyer), then within ten (10) days after Buyer’s receipt of Seller’s notice of the damage, Buyer shall deliver written notice to Seller and the Title Company, electing either to (i) proceed with this transaction and Closing in accordance with this Agreement notwithstanding such damage; or (ii) terminate this Agreement, in which event this Agreement shall terminate and promptly upon such termination, Buyer shall deliver to Seller all Information and Property Information and Buyer shall pay all title, survey and escrow charges and the balance of the Deposit shall be returned to Buyer. Buyer’s failure to deliver either such notice to Seller and Title Company within such ten (10) day-period shall constitute Buyer’s election to proceed to Closing. If Buyer elects (or is deemed to have elected) not to terminate this Agreement or if the damage is estimated to cost $7,500,000 or less in the aggregate, then the Closing shall nevertheless occur as otherwise provided in this Agreement, except that Seller shall assign to Buyer upon the Closing all insurance proceeds paid or payable to Seller (but not in excess of the Purchase Price), if any, in connection with such occurrences (net of any deductibles carried by Seller); and Seller shall have no obligation to repair such damage or destruction.
          13.2 Condemnation. In the event that all or any substantial portion of the Real Property shall be taken in condemnation or under the right of eminent domain after the Effective Date and before the Closing, Buyer may, at its option either (i) terminate this Agreement by written notice thereof to Seller, whereupon Buyer shall pay all title, survey and escrow charges, Buyer shall deliver the Information to Seller, and the Title Company shall promptly return to Buyer the Deposit, together with any interest earned thereon, or (ii) proceed to close the transaction contemplated herein pursuant to the terms hereof in which event Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep all awards for the taking by eminent domain which accrue to Seller and there shall be no reduction in the Purchase Price. For purposes of this provision, a “substantial portion” of the Property shall mean (a) more than ten percent (10%) of the Property is taken; or (b) the access to the Property is materially reduced or restricted. In the event that a portion of the Property less than a substantial portion is taken, or Buyer elects not to terminate this Agreement, Buyer shall proceed to close the transaction contemplated herein and there shall be no reduction in the Purchase Price and Seller shall assign and turn over to Buyer and Buyer shall be entitled to receive and keep all awards for the taking by eminent domain which accrue to Seller.
     14. Brokerage Commissions. Buyer shall pay a real estate commission to Cushman and Wakefield (“Buyer’s Broker”) upon Closing, in accordance with a separate broker’s commission agreement between Buyer’s Broker and Buyer. Seller shall pay such real estate commission, if any, as may be due to any third party broker, other than Buyer’s Broker, to whom a commission with respect to the purchase and sale of the Property to Buyer is owed by reason of commitments made by Seller. Buyer agrees to indemnify and hold harmless Seller from any and all commissions claimed by any broker or third party relating to this Agreement arising or alleged to arise by reason of commitments made by Buyer. Seller agrees to indemnify and hold harmless Buyer from any and all commissions claimed by any broker or third party relating to this Agreement arising or alleged to arise by reason of commitments made by Seller. The obligations of indemnity of Buyer and Seller as contained in this Section shall survive the Closing or the earlier expiration or termination of this Agreement.
     15. Leasing of Property. Pending the Closing or earlier termination of this Agreement, Seller may, but shall not be required to, solicit, negotiate and enter into leases of the Buildings or portions thereof. Seller shall not execute and deliver any such lease without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The parties may enter into such agreements and arrangements relating to the leasing of the Property, including (without limitation) as to lease commissions and tenant improvement or other costs, as the parties may mutually determine to be appropriate.
     16. Disposition of Property Within One Year. In the event that, at any time prior to the first anniversary of the Closing, there is any Disposition (as defined below in this Section) or any agreement or arrangement for the making of a Disposition, Buyer shall pay to Seller fifty percent (50%) of the Excess Disposition Proceeds (as defined below in this Section) of the Disposition. “Disposition” shall mean and include any and each direct or indirect sale, exchange, transfer or other disposition of the Property or of any interest therein, which shall include (without limitation) the transfer of any partnership or membership interest or stock or other security of any entity with a direct or indirect ownership interest in the Property or a portion thereof, and any sale, transfer or other disposition by way of merger, sale of assets or otherwise; provided, however, that in no event shall “Disposition” include (a) any direct or indirect transfer of ownership interests in an entity securities of which are traded on a registered securities exchange and (b) any direct or indirect transfers of ownership interests in an operating partnership which holds all or substantially all of the assets directly or indirectly owned by an entity securities of which are traded on a registered securities exchange. “Excess Disposition Proceeds” shall mean and include the amount by which (a) the total sale price or other consideration received by Buyer in respect of the Disposition (without reduction for brokerage commissions, attorneys’ fees or other amounts) exceeds (b) the Purchase Price herein stated. In the event of any Disposition of less than the entirety of the Property and the interests there, the amount of the Excess Disposition Proceeds shall be determined on an equitable, proportionate basis. For any Disposition of a portion of the Property, such proportionate basis shall be established by reference to the building area included within the portion of the Property involved in the Disposition, and for any Disposition of a partial ownership interest in all or a portion of the Property, such proportionate basis shall be determined by reference to the percentage interest transferred. The provisions of this Section shall apply in respect of any and all Dispositions made as provided above, whether by Buyer or any successor or assign of Buyer, or by an owner or successor or assign of any direct or indirect ownership interest of an entity having an interest in the Property. Buyer shall, upon Seller’s request made either in connection with (and as a condition to) Closing or at any time thereafter, execute, acknowledge and deliver for recordation an instrument sufficient to give record notice of the rights of Seller set forth in this Section. The provisions of this Section shall survive Closing.
     17. Leases. At Closing, Seller and Buyer shall cause the Leases to be executed and delivered.
     18. Notices. Any notice or report required or desired to be given regarding this Agreement shall be in writing and may be given by personal delivery, by certified mail return receipt requested, by courier service or by facsimile (provided such notice is also given by personal delivery or courier service). Any notice or report addressed to Buyer or Seller at their respective addresses set forth below shall be deemed to have been given (i) when personally delivered, (ii) if properly addressed and deposited in the mail (certified, return receipt requested) on the first business day after the date shown on the return receipt for acceptance or rejection, (iii) if properly addressed and deposited with a reputable overnight carrier, on the business day next following the date of deposit, or (iv) if properly addressed and sent by facsimile transmission, on the first business day after receipt by the sender of a “confirmation copy” of the facsimile transmission (confirming transmission of all pages), provided such notice is also sent on the same date by certified mail or overnight courier. For this purpose, a “business day” shall be a day on which such reputable overnight carrier has regularly scheduled delivery (excluding Saturdays and federally recognized holidays). Each notice to Buyer shall be given to:
BioMed Realty, L.P.
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128
Attn: General Counsel
Facsimile No:     858-485-9843
Phone No:          858-485-9840
With a copy to:
Latham & Watkins
Attn: Finance Department Notice
(BioMed—7777 Gateway Blvd — SJL)
600 West Broadway, Suite 1800
San Diego, CA 92101
Facsimile No:     619-696-7419
Phone No:          619-236-1234

Each notice to Seller shall be given to:
Sun Microsystems, Inc.
500 Howard Street
San Francisco, CA 94107
Attn: Charles Barry
     Senior Director, Workplace Resources
Facsimile/Phone No.: 650-352-4397
with a copy to:
DLA Piper Rudnick Gray Cary US LLP
153 Townsend Street, 8th Floor
San Francisco, CA 94107
Attn: Stephen A. Cowan, Esq.
Facsimile No.: 415-615-6000
Phone No.: 415-659-7500
     19. Miscellaneous.
          19.1 Time. Time is of the essence of each and every term, provision and covenant of this Agreement. Except as expressly provided otherwise herein, the expiration of any period of time prescribed in this Agreement shall occur at 11:59 p.m. of the last day of the period. Should any period of time prescribed herein end on a Saturday, Sunday or legal holiday (recognized in Newark, California), the period of time shall automatically be extended to 11:59 p.m. (or such other time as is expressly provided herein) of the next full business day.
          19.2 No Waiver. No waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing and shall not be considered to be a waiver by such party of any other covenant or condition hereunder.
          19.3 Entire Agreement. This Agreement contains the entire agreement between the parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement shall not be modified by either party by any oral representation made before or after the execution of this Agreement, and all modifications must be in writing signed by Seller and Buyer.
          19.4 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and successors and assigns of Seller and Buyer; provided, however, that Buyer shall not, prior to the Closing, assign Buyer’s rights and obligations pursuant to this Agreement to any party, other than an entity wholly owned, directly or indirectly, by BioMed Realty, L.P., including, without limitation, BMR-7777 Gateway Boulevard LLC, a Delaware limited liability company (provided such limited liability company is so owned).
          19.5 Survival. The provisions of this Agreement shall not merge with the delivery of the Deed but shall, except as otherwise provided in this Agreement, survive the Closing.
          19.6 Severability. In the case that any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          19.7 Captions. Paragraph titles or captions contained in this Agreement are inserted as a matter of convenience only and for reference, and in no way define, limit, extend or describe the scope of this Agreement.
          19.8 Exhibits. All exhibits attached hereto shall be incorporated herein by reference as if set out herein in full.
          19.9 Relationship of the Parties. The parties acknowledge that neither party is an agent for the other party, and that neither party shall or can bind or enter into agreements for the other party.
          19.10 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and be construed in accordance with the laws of the State of California.
          19.11 Review by Counsel. The parties acknowledge that each party and its counsel have reviewed and approved this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
          19.12 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original. This Agreement shall only be effective if a counterpart is signed by both Seller and Buyer.
          19.13 Filing of Reports. The Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 as amended (and any similar reports or returns required under any state or local laws) in connection with the Closing.
          19.14 Third Party Beneficiaries. This Agreement is for the benefit of Buyer and Seller and their respective shareholders, partners and successors and no third party shall be entitled to the benefit of any of the provisions of this Agreement.
          19.15 Facsimile Signatures. Seller and Buyer each (i) has agreed to permit the use from time to time, where appropriate, of telecopy signatures in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its respective telecopy signature, (iii) is aware that the other will rely on the telecopied signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of this Agreement and the documents affecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy only.
          19.16 Mutual Cooperation. Each party hereto agrees to execute, acknowledge and deliver or to cause to have executed, acknowledged and delivered, such other and further instruments and documents as may reasonably be requested by the other to carry out this Agreement. Each party hereto shall use its good faith efforts to cause satisfaction of all conditions to its obligation under this Agreement, and to exercise good faith in fulfilling its obligations under this Agreement.
          19.17 Confidentiality. Buyer agrees that, except with the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion, it will keep the terms and conditions of this Agreement confidential through the end of the Due Diligence Period, and if this Agreement is terminated, Buyer further agrees that, except with such consent, it will keep the terms and conditions of this Agreement confidential for a period of one (1) year following such termination. This

Section imposes no obligation with respect to any such information which: (a) is in the public domain through no fault of Buyer, (b) was properly known to Buyer, without restriction, prior to disclosure by the other party, or was properly disclosed to Buyer by another person without restriction, (c) was developed by Buyer without the use of such information, or (d) is required to be disclosed pursuant to any applicable statutory or regulatory provision, or court order.
          19.18 Public Company Requirements. Upon Buyer’s request, for a period of one (1) year after Closing, Seller shall make any books and records of the Property remaining in possession of Seller available to Buyer for inspection, copying and audit by Buyer’s designated accountants, at Buyer’s expense, if and as reasonably required to enable Buyer to comply with applicable filing requirements of the Securities and Exchange Commission. Seller agrees to provide to Buyer’s accounting firm, upon Buyer’s written request, a letter in the form of Exhibit G hereto in connection with such firm’s audit of Buyer’s operating statement for the Project in the year in which Closing occurs.
     20. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set forth below.

SELLER:		BUYER:

Sun Microsystems, Inc., a Delaware corporation		BioMed Realty, L.P., a Maryland limited partnership

By:	/s/ MICHAEL LEHMAN	By:	/s/ JOHN F. WILSON, II

Printed Name: Michael Lehman		Printed Name: John F. Wilson, II
Title:	CFO	Title:	EVP—Operations
Date:	June 7, 2006	Date:	June 7, 2006